Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

May 5, 2021

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

Re:	Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on May 5, 2021

Ladies and Gentlemen:

We have acted as counsel to US Foods Holding Corp., a Delaware corporation (the “Company”), in connection with the Company’s filing of the above referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission’s (the “Commission”) to register the resale by the selling stockholder identified on Schedule A hereto (the “Selling Stockholder”) of (i) 24,757,241 shares of the Company’s common stock, par value $0.01 per share (“common stock”), issuable upon conversion of an aggregate of 532,281 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), currently held by the Selling Stockholder, which consist of 500,000 shares of Series A Preferred Stock issued to KKR Fresh Aggregator L.P., a Delaware limited partnership (the “Investor”), pursuant to that certain Investment Agreement, dated April 21, 2020 (the “Investment Agreement”), by and between the Company and the Investor, which were subsequently transferred to the Selling Stockholder, and 32,281 shares of Series A Preferred Stock paid as in-kind dividends on the Series A Preferred Stock through March 31, 2021; and (ii) up to an additional 362,613 shares of common stock issuable in respect of potential Accrued Dividends (as defined in the Certificate of Designations) for the quarter during which the shares of Series A Preferred Stock are converted (the shares of common stock referenced in (i) and (ii), together, the “Shares”). We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3ASR and Item 601(b)(5) of the Commission’s Regulation S-K in connection with the Registration Statement.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by Company’s Board of Directors, or other appropriate governing bodies of the Company, the Company’s Certificate of Incorporation and Bylaws (in each case, as amended and/or restated), certificates of the Company’s officers

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May 5, 2021

and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based), certificates of public officials, the Registration Statement (including the prospectus contained therein), the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Series A Preferred Stock on May 4, 2020 (the “Certificate of Designations”), and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the General Corporation Law of the State of Delaware that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Registration Statement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1)

The Shares to be issued by the Company to the Selling Stockholder and to be sold by the Selling Stockholder pursuant to the Registration Statement are duly authorized and, when issued by the Company in accordance with the terms of the Certificate of Designations, such Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 1 above, we have assumed that the Conversion Price (as defined in the Certificate of Designations) will be at least equal to the par value of the common stock at the time of conversion.

May 5, 2021

This opinion letter is provided for use solely in connection with the registration and issuance of the Shares under the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

May 5, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or that we are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ W. Scott Ortwein
W. Scott Ortwein A Partner

May 5, 2021

SCHEDULE A

Selling Stockholder

KKR Fresh Holdings L.P., a Delaware limited partnership (as transferee of KKR Fresh Aggregator L.P., a Delaware limited partnership)